Exhibit 99.1

For Immediate Release October 25, 2007 Listed: TSX, NYSE	Symbol: POT
PotashCorp Reports Record Third-Quarter Earnings
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced record third-quarter earnings of $0.75 per share1 ($243.1 million), a 63-percent increase over the $0.46 per share ($145.2 million) earned in the same period last year. These earnings were the second-highest quarterly total in PotashCorp history. They would have exceeded the record earnings of this year’s second quarter if not for the net negative impacts of a strengthening Canadian dollar ($0.07 per share, primarily non-cash) and an increase in the company’s consolidated income tax rate ($0.10 per share) — which may revert to the previous rate over future quarters.
Year-to-date earnings reached $726.8 million ($2.25 per share), a 63-percent increase over the first nine months of last year and higher than the full-year 2006 total of $631.8 million, supporting a fourth consecutive year of record earnings. This reflects the continuing long-term growth of global fertilizer markets and our ability to deliver on strategies set years ago. We are now benefiting from rapidly growing economies in the developing world which increases the demand for crops used in food, animal feed, fiber and fuel.
Gross margin of $475.1 million was also a third-quarter record, up from $245.8 million in the same period last year. Year-to-date gross margin of $1.3 billion already exceeds our previous full-year record of $1.1 billion set in 2005. Earnings before interest, taxes, depreciation and amortization (EBITDA) of $475.7 million2 were 67 percent higher than the $285.4 million of last year’s third quarter and raised our year-to-date total to $1.4 billion, surpassing the previous full-year record of $1.1 billion.
Offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile (SQM) in Chile accounted for $24.2 million in other income during the quarter. The year-to-date contribution of these investments, and our investment in Sinofert Holdings Limited (Sinofert) in China, increased from $60.1 million in 2006 to $105.7 million this year, further demonstrating our favorable global exposure to potash. The total market value of our investments in these publicly-traded companies is now $4.9 billion and equates to $15 per PotashCorp share.
“Many regions of the world are enjoying unprecedented wealth creation and their people are developing an appetite for more nutritious food,” said PotashCorp President and CEO Bill Doyle. “These fundamental changes are driving significant growth in demand for the nutrients needed to produce grain and meat. With tight global supply, especially in potash, we are capturing greater value for our products and delivering record performance for our shareholders.”
Market Conditions
The combination of rising global population, higher incomes and increased protein consumption in many countries continues to propel strong demand for agricultural commodities, pushing prices for many key crops to record levels. Against this backdrop, the world’s stocks-to-use ratio for wheat and coarse grains declined in the quarter to 14.6 percent, the lowest level ever recorded by the United States Department of Agriculture (USDA). Together, these conditions provide farmers in all regions with the foundation for vastly improved
POTASH CORPORATION OF SASKATCHEWAN INC.
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profitability. They are therefore motivated to increase plantings and invest in fertilizer to maximize yields, continuing the strong demand for nitrogen, phosphate and potash.
With good growing conditions in the summer and excellent fall weather in the United States, the USDA predicted that the corn crop currently being harvested will be a record. That crop removed significant levels of nutrients from the soil, necessitating increased fertilization for future production. US dealer inventories for all three nutrients were depleted during the second quarter and many customers began restocking in the third quarter, if and where product was available. North American producer inventories remained thin at the end of the quarter. More acreage has already been dedicated to winter wheat plantings, strongly kicking off the US fall fertilizer season.
Offshore demand remained strong for all three nutrients, especially potash. This has taken reported potash producer inventories to historically low levels and contributed to further offshore spot-market price increases during the quarter. Farmers outside of North America are working to correct decades of under-application of potash, and while this will take many more years to accomplish, potash is vital to improving crop quality and gives plants the capability to better utilize nitrogen and phosphate.
Potash
Potash gross margin rose to $221.3 million from $153.6 million in the same period last year and was the second highest quarterly total in our history. The improvement is largely a reflection of higher prices, although total volumes increased slightly over third-quarter 2006 levels when China and India were purchasing heavily to catch up on shortfalls caused by extended price negotiations. Year-to-date potash gross margin climbed to $655.9 million, up from $377.2 million in the first nine months of last year and approaching our full-year record potash gross margin of $707.4 million in 2005. North American realized prices contributed to this result, improving by 20 percent ($33 per tonne) quarter over quarter.
While record ocean freights have been a problem for our business, offshore realized prices increased 31 percent ($39 per tonne) from last year’s third quarter and 17 percent ($24 per tonne) from the trailing quarter. For the first time this year, prices in most markets are finally exceeding increases in ocean freight costs. This can be seen in higher spot-market prices paid by Brazil and Southeast Asia. However, in India, ocean freight costs have eaten most of the $50-per-tonne price improvement negotiated there earlier in the year.
Year-to-date, higher ocean freight rates had a negative impact of about $13 per tonne on all delivered (CFR) sales, as Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan producers, sells approximately 60 percent of its volumes on a CFR basis. However, Canpotex has locked in about 40 percent of its CFR shipments under long-term freight agreements, which, compared to shipping entirely at spot rates, is expected to save it more than $70 million in ocean freight costs in 2007.
Exceptionally tight potash market conditions led to products being sold on an allocation basis to all customers for much of the quarter. Total volumes of 2.2 million tonnes were up 3 percent from last year’s third quarter and year-to-date volumes were 42 percent ahead of 2006 totals.
Our offshore sales for the third quarter reached 1.4 million tonnes, a 2-percent increase quarter over quarter. Year-to-date offshore sales totaled 4.5 million tonnes, 45 percent higher than in the same period last year. Canpotex shipped 2.3 million tonnes in the quarter, including over 600,000 tonnes to China — a 28-percent increase over the same quarter in 2006 — and almost 530,000 tonnes to other Southeast Asian countries, a 16-percent jump. Its shipments to Brazil (almost 550,000 tonnes) declined 15 percent, largely because of delays in moving product through that country’s congested port system and tight supply conditions. Canpotex shipped 7.0 million tonnes by the end of the third quarter in 2007 — more than was shipped in all of 2006

— as all major markets have increased consumption. In North America, potash sales volumes of approximately 710,000 tonnes were up 5 percent from the third quarter of 2006, while year-to-date volumes of 2.7 million tonnes represented a 37-percent increase.
Even with production 27 percent higher than in the third quarter of 2006, our quarter-end potash inventories were 41 percent below the levels at the same time last year and 44 percent lower than at the end of the second quarter of 2007. Our cost of goods sold was negatively affected by the strength of the Canadian dollar, which added almost $4 per tonne, while continuing higher brine inflow costs at New Brunswick and Esterhazy had an impact of $11 per tonne on all tonnes sold.
Nitrogen
Third-quarter nitrogen gross margin of $123.9 million was almost double the $62.4 million in the same period last year and raised our year-to-date total to $399.4 million, surpassing the record full-year gross margin of $318.7 million set in 2005. In Trinidad, where we have long-term, lower-cost gas contracts, we generated $67.7 million in gross margin in the quarter. Our North American facilities continued to perform well, contributing $46.2 million, while our natural gas hedging program added $10.0 million.
Realized prices for ammonia and urea were up 11 percent and 37 percent, respectively, compared to the third quarter of 2006, while prices for nitrogen solutions jumped 51 percent quarter over quarter. Although nitrogen prices have historically decreased after the second quarter because of a seasonal decline in natural gas costs and sales volumes, strong demand limited the size and duration of the pricing decline from the second quarter of 2007.
Total nitrogen volumes rose 18 percent from last year’s third quarter to 1.5 million tonnes, with fertilizer shipments increasing by 22 percent and industrial volumes up 16 percent. Our ammonia sales volumes rose 20 percent quarter over quarter as we had greater production available this year from our Lima facility and the 2006 debottlenecking projects in Trinidad. Urea volumes were up 23 percent from the third quarter of 2006 in large part because Lima operated for the entire quarter. Nitrogen solutions were up 32 percent due to opportunistic production of UAN at Geismar.
Our total average natural gas cost for the quarter, which includes the benefit of our hedge and our lower-cost Trinidad gas contracts, was $3.94 per MMBtu, 13 percent higher than the same quarter last year but 11 percent lower than in the second quarter.
Phosphate
Higher prices and continuing strong demand resulted in record phosphate gross margin of $129.9 million for the quarter, compared to $29.8 million in the year-earlier period. This raised our year-to-date phosphate gross margin to $290.9 million, surpassing our full-year phosphate gross margin record of $228.5 million set in 1998. Solid fertilizers generated $65.1 million in gross margin during the quarter, while liquid fertilizers added $28.5 million, industrial products $15.7 million and feed $17.8 million.
Strong global agricultural demand pushed up realized prices for solid fertilizers by 70 percent compared to the third quarter last year. Many producers allocated more of their phosphoric acid to solid fertilizer production, tightening supply of other phosphate products. Liquid fertilizer realized prices were up 39 percent from last year’s third quarter. Additionally, netbacks on feed phosphate supplements increased by 18 percent quarter over quarter as we focused on more profitable North American markets, with monocal and dical rising by more than $50 per tonne and DFP, a poultry feed supplement, by $20 per tonne. Industrial product pricing, which is generally set under longer-term contracts, rose 5 percent.

Our focus in solid fertilizers also shifted closer to home, where we realized higher prices during the quarter. As a result, North American solid fertilizer volumes increased 38 percent from last year’s third quarter, while offshore volumes fell 32 percent. Liquid fertilizer volumes remained strong and were up 9 percent quarter over quarter. Feed volumes declined 17 percent from last year’s third quarter, as we sold considerably less into lower-margin offshore markets, while industrial tonnes increased 17 percent quarter over quarter, due primarily to the availability of more tonnes from our new purified acid plant at Aurora.
Rising costs for sulfur negatively impacted phosphate gross margin in the quarter. Reduced oil refinery production and high demand from the phosphate industry tightened global sulfur supply and raised these costs by 8 percent compared to last year’s third quarter and 29 percent from the trailing quarter.
Financial
The Canadian dollar strengthened substantially against the US dollar during the quarter, starting at $1.0634 and closing at $0.9963. This contributed to a $25.9-million foreign exchange loss, which is mainly the result of revaluing the Canadian dollar future income tax liability associated with our Canadian potash assets to the spot rate at each period end. This loss is primarily non-cash.
Stronger than anticipated earnings, particularly from our nitrogen and phosphate operations, resulted in an increase in our consolidated effective income tax rate. It rose to 33 percent from the previous effective rate of 30 percent, resulting in a $33.3-million increase in income tax expense in the quarter, of which $20.5 million represented the cumulative effect of the rate increase applied to the previous two quarters. The strengthening Canadian dollar also increased our future tax provision related to certain Canadian liabilities, and was a further factor in this rate adjustment. There is a possibility that a favorable income tax decision related to prior years’ deductions could occur in the fourth quarter, allowing the consolidated reported income tax rate to revert back to 30 percent for the 2007 year; however, there is no certainty to either the amount or timing of such a determination. On a preliminary basis, subject to further year-end guidance, we expect our consolidated effective income tax rate for 2008 to approximate 30 percent, based largely on a scheduled 2.5-percent reduction in Canadian corporate income tax rates.
Our third-quarter and year-to-date selling and administrative expenses were substantially higher than in the same periods last year, due primarily to higher medium-term incentive plan accruals and revaluation of deferred share units that were directly impacted by the significant upward movement in our share price. Capital expenditures on property, plant and equipment totaled $145.1 million in the quarter. Approximately two-thirds of this was spent in the potash segment, primarily on continuing debottlenecking and expansion projects at our Lanigan, Allan, Patience Lake, Cory and New Brunswick facilities.
Outlook
Demand-driven growth of the fertilizer industry is expected to continue, as strong economies in Asia and Latin America are creating a desire for more and better food. In addition, the biofuel industry requires more grains and oilseeds as nations explore options for renewable, home-grown energy. As the supply of many key crops tightens and demand continues to grow, prices are rising and farmers are working to increase production.
Even with a pause in the growth of the US ethanol industry to address logistical and infrastructure issues, biofuel production is expected to consume about one billion additional bushels of corn in 2008. For this reason, and because global demand for US corn has boosted exports to an all-time high, there are concerns about the longer-term supply of grains. It is more than just a North American issue, as global production of wheat and coarse grains is expected to fall short of consumption for the eighth time in nine years, largely due to population growth and the wealth effect on food consumption. The land per capita available for agriculture is shrinking as a result of population growth and infrastructure expansion. Over the long term, crop yields must increase to meet the demand for grains, which creates a favorable environment for potash, phosphate and nitrogen used to protect soil fertility and raise productivity.
Supply of all three nutrients is expected to remain tight and allocations, particularly in potash, are now the norm. In the United States, dealers are purchasing nutrients in preparation for an expected strong fall season. An October 1 potash price increase of $22 per tonne is now in effect and a further $33 per tonne increase has been announced for December 1, 2007.
In offshore markets, potash customers are preparing for another strong fertilizer season. In Brazil, higher soybean acreage is predicted for the spring season, with strong fertilizer demand through 2008. With extremely tight global potash markets and record high ocean freight rates, Canpotex announced in September a new delivered price of $360 per tonne for Southeast Asia, which took effect immediately and brought year-to-date increases there to $155 per tonne. Additionally, a $50-per-tonne hike in Brazil was announced to take effect December 1, 2007, raising the price to $355 per tonne, up $175 per tonne in 2007.
These price increases will widen the gap between spot-market prices and the 2007 contract price with China to more than $100 per tonne, a measure of the substantial change in the potash industry over the past several months. Although China buys mainly lower-cost standard grade potash and has historically received a discount for being the largest volume buyer, the changed fundamentals in the potash industry are expected to close this gap considerably.
As global demand for potash grows, the prospect of greenfield projects continues to be discussed, but no one has committed to undertaking such a long-term project. The cost to develop a conventional underground 2-million-tonne greenfield mine and related mill — if constructed on a viable deposit — is estimated at more than $2.2 billion, excluding infrastructure outside the plant gates, with costs and lead times for construction inputs and new equipment continuing to rise. Such an investment would not generate positive cash flow for five to seven years. Given an expected potash consumption growth rate of 3-4 percent annually, roughly equivalent to one new greenfield mine per year, we believe long-term potash industry fundamentals are very positive. Through debottlenecking and expansion projects at existing facilities, PotashCorp is currently developing approximately 6 million additional tonnes of production to come on line incrementally over the next several years, providing additional gross margin leverage based on expected higher volumes and prices.
We believe that the significant strengthening of the Canadian dollar against its US counterpart is now largely behind us, which should reduce its impact on earnings in future quarters. Similarly, we expect that the massive ocean freight rate increases seen through 2007 will moderate going forward, with a large slate of new vessels scheduled to hit the market beginning in 2008 and reduced port congestion due to increased worldwide investment in port infrastructure and development. Regardless, we expect demand for potash should be sufficient to allow prices to overcome both rising ocean freight costs and any further strengthening of the Canadian dollar.
In nitrogen, strong demand for industrial and agricultural products is continuing, along with higher global costs for natural gas and transportation. This is expected to increase the delivered cost of ammonia and support US prices through 2007 and well into 2008. In urea, increased production in low-cost gas regions is being offset by higher demand in all key agricultural regions, particularly in the US and India. Strong agricultural fundamentals are expected to keep urea markets tight and support current favorable pricing conditions.
The strong agricultural market, increasingly valuable phosphate rock reserves, and higher prices for rock, phosphoric acid and sulfur are expected to support strong phosphate prices for the foreseeable future.

Looking ahead through the end of 2007, we now expect our capital expenditures for the year to be approximately $600 million, including capitalized interest. Most of the opportunity capital will have been invested in our continuing potash projects in Saskatchewan and New Brunswick, and on completing the silicon tetrafluoride plants at our Aurora phosphate facility.
Our guidance for 2007 remains in the range of $3.00-$3.25 per diluted share, based on a $1.00 Canadian dollar. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar will typically have an impact of approximately $5.0 million on the foreign-exchange line, or $0.01 per share on an after-tax basis, although this is primarily a non-cash item.
Conclusion
“While we faced a number of challenges in the third quarter, including record ocean freights and a stronger Canadian dollar, we see increasing margins as we go forward,” said Doyle. “Our growth in potash this year will be largely volume related, but 2008 should be a strong margin year. With potash in tight supply, price increases seem all but certain, and these increases will now flow through to the bottom line. The execution of our strategy will be focused on delivering value to our customers who rely on our products and a proper return to our investors who have loyally supported our company.”
Notes:
1. All references to per-share amounts pertain to diluted net income per share.
2. See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release, including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective income tax rates. While the company considers these factors and assumptions to be reasonable, based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions; government policy changes; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our 2006 financial review annual report and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In the case of guidance, should subsequent events show that the forward-looking statements released herein may be materially off-target, the company will evaluate whether to issue and, if appropriate following such review, issue a news release updating guidance or explaining reasons for the difference.

For further information please contact:

Investors	Media
Denita Stann	Rhonda Speiss
Director, Investor Relations	Manager, Public Relations
Phone: (847) 849-4277	Phone: (306) 933-8544
Fax: (847) 849-4691	Fax: (306) 933-8844
Email: ir@potashcorp.com	pr@potashcorp.com

Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, October 25, 2007, at 1:00 p.m. Eastern Time.
To join the call, dial (416) 640-1907 at least 10 minutes prior to the start time.
Use reservation ID #21213531.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode.
This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	September 30,	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$442.5	$325.7
Other short-term investments (Note 2)	112.5	—
Accounts receivable	581.3	442.3
Inventories	433.3	501.3
Prepaid expenses and other current assets	39.9	40.9
Current portion of derivative instrument assets	41.4	—

	1,650.9	1,310.2

Derivative instrument assets	73.5	—
Property, plant and equipment	3,722.9	3,525.8
Investments (Note 3)	2,926.1	1,148.9
Other assets	128.1	105.8
Intangible assets	25.8	29.3
Goodwill	97.0	97.0

	$8,624.3	$6,217.0

Liabilities
Current liabilities
Short-term debt	$92.1	$157.9
Accounts payable and accrued charges	681.1	545.2
Current portion of long-term debt	0.2	400.4

	773.4	1,103.5

Long-term debt (Note 4)	1,337.9	1,357.1
Future income tax liability	1,019.4	632.1
Accrued pension and other post-retirement benefits	237.4	219.6
Accrued environmental costs and asset retirement obligations	122.2	110.3
Other non-current liabilities and deferred credits	3.5	14.1

	3,493.8	3,436.7

Shareholders’ Equity
Share capital	1,456.2	1,431.6
Unlimited authorization of common shares without par value; issued and outstanding 316,114,911 and 314,403,147 at September 30, 2007 and December 31, 2006, respectively

Contributed surplus	95.1	62.3
Accumulated other comprehensive income (Note 6)	1,644.8	—
Retained earnings	1,934.4	1,286.4

	5,130.5	2,780.3

	$8,624.3	$6,217.0

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Sales (Note 9)	$1,295.0	$953.5	$3,802.8	$2,743.8
Less: Freight	80.6	65.6	254.8	182.8
Transportation and distribution	31.0	37.6	94.6	104.6
Cost of goods sold	708.3	604.5	2,107.2	1,753.7

Gross Margin	475.1	245.8	1,346.2	702.7

Selling and administrative	43.9	35.9	158.0	114.6
Provincial mining and other taxes	28.2	12.5	95.3	41.2
Foreign exchange loss (gain)	25.9	(4.7)	67.4	9.2
Other income (Note 12)	(29.1)	(21.1)	(111.3)	(72.3)

	68.9	22.6	209.4	92.7

Operating Income	406.2	223.2	1,136.8	610.0
Interest Expense	12.7	25.2	59.0	69.1

Income Before Income Taxes	393.5	198.0	1,077.8	540.9
Income Taxes (Note 7)	150.4	52.8	351.0	95.1

Net Income	$243.1	$145.2	726.8	445.8

Retained Earnings, Beginning of Period			1,286.4	716.9
Change in Accounting Policy (Note 1)			0.2	—
Dividends			(79.0)	(46.5)

Retained Earnings, End of Period			$1,934.4	$1,116.2

Net Income Per Share (Note 8)
Basic	$0.77	$0.47	$2.30	$1.43
Diluted	$0.75	$0.46	$2.25	$1.40

Dividends Per Share	$0.10	$0.05	$0.25	$0.15

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Operating Activities
Net income	$243.1	$145.2	$726.8	$445.8

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	69.5	62.2	216.3	181.4
Stock-based compensation	4.2	2.8	34.7	26.8
Loss (gain) on disposal of property, plant and equipment and long-term investments	0.2	(4.2)	5.6	(3.9)
Provision for plant shutdowns — phosphate segment	—	6.3	—	6.3
Foreign exchange on future income tax	21.4	—	47.5	12.1
Provision for future income tax	52.6	17.8	119.8	3.9
Undistributed earnings of equity investees	(15.7)	(10.6)	(17.6)	(9.1)
Unrealized gain on derivative instruments	(13.0)	—	(18.4)	—
Other long-term liabilities	(25.6)	9.3	(21.3)	11.9

Subtotal of adjustments	93.6	83.6	366.6	229.4

Changes in non-cash operating working capital
Accounts receivable	(100.2)	(52.6)	(139.9)	(1.1)
Inventories	35.5	23.3	51.6	21.8
Prepaid expenses and other current assets	0.8	10.4	1.3	(23.3)
Accounts payable and accrued charges	38.8	15.0	150.9	(319.0)

Subtotal of changes in non-cash operating working capital	(25.1)	(3.9)	63.9	(321.6)

Cash provided by operating activities	311.6	224.9	1,157.3	353.6

Investing Activities
Additions to property, plant and equipment	(145.1)	(133.8)	(381.6)	(384.9)
Purchase of long-term investments	(21.0)	—	(30.7)	(130.0)
Purchase of other short-term investments	(132.5)	—	(132.5)	—
Proceeds from disposal of property, plant and equipment and long-term investments	2.9	7.8	4.2	10.0
Other assets and intangible assets	(0.9)	(0.7)	9.8	2.3

Cash used in investing activities	(296.6)	(126.7)	(530.8)	(502.6)

Cash before financing activities	15.0	98.2	626.5	(149.0)

Financing Activities
Repayment and issue costs of long-term debt obligations	—	(0.3)	(403.6)	(1.0)
Proceeds from (repayment of) short-term debt obligations	5.5	(26.5)	(65.8)	277.8
Dividends	(31.3)	(15.2)	(62.6)	(45.7)
Issuance of common shares	3.6	5.5	22.3	15.4

Cash (used in) provided by financing activities	(22.2)	(36.5)	(509.7)	246.5

(Decrease) Increase in Cash and Cash Equivalents	(7.2)	61.7	116.8	97.5
Cash and Cash Equivalents, Beginning of Period	449.7	129.7	325.7	93.9

Cash and Cash Equivalents, End of Period	$442.5	$191.4	$442.5	$191.4

Cash and cash equivalents comprised of:
Cash	$11.3	$25.7	$11.3	$25.7
Short-term investments	431.2	165.7	431.2	165.7

	$442.5	$191.4	$442.5	$191.4

Supplemental cash flow disclosure
Interest paid	$15.7	$24.4	$71.5	$74.5
Income taxes paid	$59.1	$18.7	$128.2	$243.2

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended
	September 30, 2007
	Before		Net of
	Income	Income	Income
	Taxes	Taxes	Taxes

Net income	$393.5	$150.4	$243.1

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities [1]	281.5	23.4	258.1
Net losses on derivatives designated as cash flow hedges [2]	(17.0)	(4.7)	(12.3)
Reclassification to income of gains on cash flow hedges [2]	(8.5)	(3.7)	(4.8)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	1.0	—	1.0

Other comprehensive income	257.0	15.0	242.0

Comprehensive income	$650.5	$165.4	$485.1

	Nine Months Ended
	September 30, 2007
	Before		Net of
	Income	Income	Income
	Taxes	Taxes	Taxes

Net income	$1,077.8	$351.0	$726.8

Other comprehensive income
Net increase in unrealized gains on available-for-sale securities [1]	844.7	57.4	787.3
Net gains on derivatives designated as cash flow hedges [2]	13.9	4.6	9.3
Reclassification to income of gains on cash flow hedges [2]	(39.8)	(13.1)	(26.7)
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	5.9	—	5.9

Other comprehensive income	824.7	48.9	775.8

Comprehensive income	$1,902.5	$399.9	$1,502.6

[1]	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and other short-term investments
[2]	Natural gas derivative instruments

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
1. Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2006 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2006 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Comprehensive Income, Equity, Financial Instruments and Hedges
Effective January 1, 2007, the company adopted Canadian Institute of Chartered Accountants (“CICA”) Section 1530, “Comprehensive Income”, Section 3251, “Equity”, Section 3855, “Financial Instruments – Recognition and Measurement” and Section 3865, “Hedges”. These pronouncements increase harmonization with US GAAP. Under the standards:
• Financial assets are classified as loans and receivables, held-to-maturity, held-for-trading or available-for-sale. Loans and receivables include all loans and receivables except debt securities and are accounted for at amortized cost. Held-to-maturity classification is restricted to fixed maturity instruments that the company intends and is able to hold to maturity and are accounted for at amortized cost. Held-for-trading instruments include all derivative financial instruments not included in a hedging relationship and any designated instruments and are recorded at fair value with realized and unrealized gains and losses reported in net income. The remaining financial assets are classified as available-for-sale. These are recorded at fair value with unrealized gains and losses reported in a new category of the Consolidated Statement of Financial Position under shareholders’ equity called accumulated other comprehensive income (“AOCI”);
• Financial liabilities are classified as either held-for-trading or other. Held-for-trading instruments are recorded at fair value with realized and unrealized gains and losses reported in net income. Other instruments are accounted for at amortized cost with gains and losses reported in net income in the period that the liability is derecognized; and
• Derivative instruments (“derivatives”) are classified as held-for-trading unless designated as hedging instruments. All derivatives are recorded at fair value on the Consolidated Statement of Financial Position. For derivatives that hedge the changes in fair value of an asset or liability, changes in the derivatives’ fair value are reported in net income and are substantially offset by changes in the fair value of the hedged asset or liability attributable to the risk being hedged. For derivatives that hedge variability in cash flows, the effective portion of the changes in the derivatives’ fair value are initially recognized in other comprehensive income (“OCI”) and the ineffective portion is recorded in net income. Amounts temporarily recorded in AOCI will subsequently be reclassified to net income in the periods when net income is affected by the variability in the cash flows of the hedged item.
These standards have been applied prospectively; accordingly comparative amounts for prior periods have not been restated. The adoption of these standards resulted in the following adjustments as of January 1, 2007 in accordance with the transition provisions:
(1) Available-for-sale securities
• The company’s investments in Israel Chemicals Ltd. (“ICL”) and Sinofert Holdings Limited (“Sinofert”) have been classified as available-for-sale and recorded at fair value in the Consolidated Statement of Financial Position, resulting in an increase in investments of $887.8, an increase to AOCI of $789.6 and an increase in future income tax liability of $98.2;
(2) Deferred debt costs
• Bond issue costs were reclassified from other assets to long-term debt and deferred swap gains were reclassified from other non-current liabilities to long-term debt, resulting in a reduction in other assets of $23.9, a reduction in other non-current liabilities of $6.6 and a reduction in long-term debt of $17.3;

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
1. Significant Accounting Policies (continued)
(3) Natural gas derivatives
• The company employs futures, swaps and option agreements to establish the cost of a portion of its natural gas requirements. These derivative instruments generally qualify for hedge accounting. Derivative instruments were recorded on the Consolidated Statement of Financial Position at fair value resulting in an increase in current portion of derivative instrument assets of $50.9, an increase in derivative instrument assets (non-current asset) of $69.4, an increase in future income tax liability of $45.6 and an increase in AOCI of $74.7;
• Hedge ineffectiveness on these derivative instruments was recorded as a cumulative effect adjustment to opening retained earnings, net of tax, resulting in an increase in retained earnings of $0.2 and a decrease in AOCI of $0.2; and
• Deferred realized hedging gains were reclassified from inventory to AOCI resulting in an increase in inventory of $8.0, an increase in future income tax liability of $3.1 and an increase in AOCI of $4.9.
Stripping Costs Incurred in the Production Phase of a Mining Operation
In March 2006, the Emerging Issues Committee issued Abstract No. 160, “Stripping Costs Incurred in the Production Phase of a Mining Operation” (“EIC-160”). EIC-160 discusses the treatment of costs associated with the activity of removing overburden and other mine waste minerals in the production phase of a mining operation. It concludes that such stripping costs should be accounted for according to the benefit received by the entity and recorded as either a component of inventory or a betterment to the mineral property, depending on the benefit received. The implementation of EIC-160, effective January 1, 2007, resulted in a decrease in inventory of $21.1, a decrease in other assets of $7.4 and an increase in property, plant and equipment of $28.5.
2. Other Short-term Investments
Other short-term investments consist of auction rate securities carried at $112.5 (face value $132.5) as of September 30, 2007, that have been classified as available-for-sale. In prior periods, auction rate securities were included with cash and cash equivalents. The company has not reclassified prior periods as the adjustments are not considered material.
3. Investments
During July 2007, the company’s ownership interest in Sinofert was diluted from 20 percent to approximately 19 percent due to issuance of shares of Sinofert.
Also during July 2007, the company purchased an additional 1,011,062 shares of Sociedad Quimica y Minera de Chile S.A. (“SQM”) for cash consideration of $16.8. The company’s ownership interest in SQM remains at approximately 32 percent.
4. Long-term Debt
In February 2007, the company entered into a back-to-back loan arrangement involving certain financial assets and financial liabilities. The company has presented $195.0 of financial assets and financial liabilities on a net basis because a legal right to set-off exists, and it intends to settle with the same party on a net basis. The company incurred $3.2 of debt issue costs as a result of this arrangement which were included as a reduction to long-term debt and are being amortized using the effective interest rate method over the term of the related liability.
In June 2007, the company repaid 10-year notes issued under one of the company’s shelf registration statements in the principal amount of $400.0. The stated interest rate on the notes was 7.125%.
5. Share Capital
On May 2, 2007, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a three-for-one basis. The stock split was effected in the form of a stock dividend of two additional common shares for each share owned by shareholders of record at the close of business on May 22, 2007. All equity-based benefit plans have been adjusted to reflect the stock split. All share and per-share data have been adjusted to reflect the stock split effective with second-quarter 2007 reporting. Information on an adjusted basis, showing the impact of this split for the first quarter of 2007, and by quarter and total year for 2006 and 2005 follows. Comparative results for the second and third quarters of 2007 are also included.

Quarterly Data (Post Split Basis)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Basic net income per share
2007	$0.63	$0.91	$0.77
2006	$0.40	$0.56	$0.47	$0.59	$2.03
2005	$0.39	$0.50	$0.40	$0.37	$1.67
Diluted net income per share
2007	$0.62	$0.88	$0.75
2006	$0.40	$0.55	$0.46	$0.58	$1.98
2005	$0.38	$0.49	$0.39	$0.36	$1.63
Net income per share for each quarter has been computed based on the weighted average number of shares issued and outstanding during the respective quarter; therefore, quarterly amounts may not add to the annual total.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
6. Accumulated Other Comprehensive Income
The balances related to each component of accumulated other comprehensive income, net of related income taxes, are as follows:

September 30, 2007

Net unrealized holding gains on available-for-sale securities	$1,576.9
Net unrealized gains on derivatives designated as cash flow hedges	62.0
Unrealized foreign exchange gains on translation of self-sustaining foreign operations	5.9

Accumulated other comprehensive income	$1,644.8

7. Income Taxes
The company’s consolidated reported income tax rate for the three months ended September 30, 2007 was approximately 38 percent (2006 — 27 percent) and for the nine months ended September 30, 2007 was approximately 33 percent (2006 — 18 percent). For the three and nine months ended September 30, 2007, the consolidated effective income tax rate was 33 percent (2006 — 30 percent). Items to note include the following:
• A scheduled 2-percentage point reduction in the Canadian federal income tax rate applicable to resource companies, effective at the beginning of 2007, was more than offset by a higher percentage of consolidated income earned in higher-tax jurisdictions during the three and nine months ended September 30, 2007, compared to the same periods in 2006. As a result of the increasing proportion of consolidated income earned in higher-tax jurisdictions, during the third quarter of 2007, it was determined that the consolidated effective rate for the year had increased from 30 percent to 33 percent. The reported income tax rate for the third quarter of 2007 is higher than the effective rate as the impact of this change on prior periods, as applicable, was reflected during the quarter.
• During the second quarter of 2007, the Government of Canada enacted a reduction of the federal corporate income tax rate to 18.5 percent by 2011. This reduction was in addition to changes enacted by the Government of Canada in the second quarter of 2006 to reduce the federal corporate income tax rate from 23 percent in 2006 to 19 percent by 2010 and reduce the federal corporate surtax from 1.12 percent to nil in 2008. These changes reduced the company’s future income tax liability by $4.7 in the second quarter of 2007 and $22.9 in the second quarter of 2006.
• In addition to the federal changes noted above, the Province of Saskatchewan enacted changes to the corporate income tax during the quarter ended June 30, 2006, reducing the rate from 17 percent to 12 percent by 2009. These changes resulted in a $21.9 reduction in the company’s future income tax liability in the second quarter of 2006.
• Income tax refunds totaling $22.4 for the 1999 and 2001-2004 taxation years were recorded during the nine months ended September 30, 2006, $6.6 of which was recognized during the third quarter of 2006. The refunds related to a Canadian appeal court decision (pertaining to a uranium producer) which affirmed the deductibility of the Saskatchewan capital tax resource surcharge.
8. Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2007 of 315,962,000 (2006 — 311,721,000). Basic net income per share for the nine months ended September 30, 2007 is calculated based on the weighted average shares issued and outstanding of 315,444,000 (2006 — 311,344,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended September 30, 2007 was 324,741,000 (2006 — 318,134,000) and for the nine months ended September 30, 2007 was 323,580,000 (2006 — 317,801,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
9. Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2007
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$427.4	$436.0	$431.6	$—	$1,295.0
Freight	38.3	15.4	26.9	—	80.6
Transportation and distribution	8.7	12.9	9.4	—	31.0
Net sales — third party	380.4	407.7	395.3	—
Cost of goods sold	159.1	283.8	265.4	—	708.3
Gross margin	221.3	123.9	129.9	—	475.1
Depreciation and amortization	15.5	22.2	29.3	2.5	69.5
Inter-segment sales	—	25.0	—	—	—

	Three Months Ended September 30, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$334.3	$292.6	$326.6	$—	$953.5
Freight	33.6	9.4	22.6	—	65.6
Transportation and distribution	10.5	13.4	13.7	—	37.6
Net sales — third party	290.2	269.8	290.3	—
Cost of goods sold	136.6	207.4	260.5	—	604.5
Gross margin	153.6	62.4	29.8	—	245.8
Depreciation and amortization	16.4	19.5	23.3	3.0	62.2
Inter-segment sales	0.2	25.4	0.9	—	—

	Nine Months Ended September 30, 2007
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,318.1	$1,336.8	$1,147.9	$—	$3,802.8
Freight	135.0	40.0	79.8	—	254.8
Transportation and distribution	30.9	39.1	24.6	—	94.6
Net sales — third party	1,152.2	1,257.7	1,043.5	—
Cost of goods sold	496.3	858.3	752.6	—	2,107.2
Gross margin	655.9	399.4	290.9	—	1,346.2
Depreciation and amortization	54.4	65.5	88.6	7.8	216.3
Inter-segment sales	—	84.1	1.9	—	—

	Nine Months Ended September 30, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$856.5	$966.9	$920.4	$—	$2,743.8
Freight	91.4	28.1	63.3	—	182.8
Transportation and distribution	28.9	40.3	35.4	—	104.6
Net sales — third party	736.2	898.5	821.7	—
Cost of goods sold	359.0	665.0	729.7	—	1,753.7
Gross margin	377.2	233.5	92.0	—	702.7
Depreciation and amortization	43.2	57.8	70.5	9.9	181.4
Inter-segment sales	5.0	85.8	5.5	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Nine Months Ended September 30, 2007
(in millions of US dollars except share and per-share amounts)
(unaudited)
10. Stock-Based Compensation
On May 3, 2007, the company’s shareholders approved the 2007 Performance Option Plan under which the company may, after February 20, 2007 and before January 1, 2008, issue options to acquire up to 3,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of September 30, 2007, options to purchase a total of 1,730,550 common shares have been granted under the plan. The weighted average fair value of options granted was $22.68 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.40
Expected volatility	29%
Risk-free interest rate	4.48%
Expected life of options	6.4 years
11. Pension and Other Post-Retirement Expenses
Defined Benefit Pension Plans

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Service cost	$3.9	$3.6	$11.5	$10.8
Interest cost	9.1	8.5	27.3	25.3
Expected return on plan assets	(10.7)	(9.7)	(32.1)	(28.9)
Net amortization and change in valuation allowance	3.2	3.5	9.6	10.4

Net expense	$5.5	$5.9	$16.3	$17.6

Other Post-Retirement Plans

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Service cost	$1.5	$1.1	$4.4	$3.5
Interest cost	3.6	3.2	10.6	9.3
Net amortization	0.1	(0.1)	0.4	(0.3)

Net expense	$5.2	$4.2	$15.4	$12.5

For the three months ended September 30, 2007, the company contributed $39.4 to its defined benefit pension plans, $0.4 to its defined contribution pension plans and $2.0 to its other post-retirement plans. Contributions for the nine months ended September 30, 2007 were $56.2 to its defined benefit pension plans, $13.2 to its defined contribution pension plans and $6.2 to its other post-retirement plans. Total contributions to these plans are expected to approximate $124.3 for the year ended December 31, 2007.
12. Other Income

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Share of earnings of equity investees	$15.4	$10.6	$58.2	$39.0
Dividend income	8.8	9.0	47.5	21.1
Other	4.9	1.5	5.6	12.2

	$29.1	$21.1	$111.3	$72.3

13. Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Potash Operating Data
Production (KCl Tonnes — thousands)	1,824	1,437	6,618	4,626
Shutdown weeks	8.2	12.5	17.6	62.9
Sales (tonnes — thousands)
Manufactured Product
North America	710	673	2,653	1,939
Offshore	1,442	1,410	4,477	3,093

Manufactured Product	2,152	2,083	7,130	5,032

Potash Net Sales
(US $ millions)
Sales	$427.4	$334.3	$1,318.1	$856.5
Less: Freight	38.3	33.6	135.0	91.4
Transportation and distribution	8.7	10.5	30.9	28.9

Net Sales	$380.4	$290.2	$1,152.2	$736.2

Manufactured Product
North America	$138.4	$108.8	$482.0	$329.9
Offshore	239.7	179.4	661.8	398.6
Other miscellaneous and purchased product	2.3	2.0	8.4	7.7

Net Sales	$380.4	$290.2	$1,152.2	$736.2

Potash Average Price per MT
North America	$194.82	$161.89	$181.63	$170.13
Offshore	$166.20	$127.22	$147.82	$128.88

Manufactured Product	$175.64	$138.42	$160.40	$144.77

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Nitrogen Operating Data
Production (N Tonnes — thousands)	759	689	2,283	1,870
Average Natural Gas Cost per MMBtu	$3.94	$3.50	$4.26	$3.92
Sales (tonnes — thousands)
Manufactured Product
Ammonia	526	438	1,622	1,244
Urea	356	290	1,008	899
Nitrogen solutions/Nitric acid/Ammonium nitrate	569	503	1,693	1,354

Manufactured Product	1,451	1,231	4,323	3,497

Fertilizer sales tonnes	482	396	1,533	1,109
Industrial/Feed sales tonnes	969	835	2,790	2,388

	1,451	1,231	4,323	3,497

Nitrogen Net Sales
(US $ millions)
Sales	$436.0	$292.6	$1,336.8	$966.9
Less: Freight	15.4	9.4	40.0	28.1
Transportation and distribution	12.9	13.4	39.1	40.3

Net Sales	$407.7	$269.8	$1,257.7	$898.5

Manufactured Product
Ammonia	$148.3	$111.1	$504.4	$369.8
Urea	119.1	70.8	344.9	239.7
Nitrogen solutions/Nitric acid/Ammonium nitrate	105.1	75.1	323.9	240.0
Other miscellaneous and purchased product	35.2	12.8	84.5	49.0

Net Sales	$407.7	$269.8	$1,257.7	$898.5

Fertilizer net sales	$151.6	$81.1	$475.6	$275.1
Industrial/Feed net sales	256.1	188.7	782.1	623.4

	$407.7	$269.8	$1,257.7	$898.5

Nitrogen Average Price per MT
Ammonia	$282.14	$253.58	$310.96	$297.26
Urea	$334.39	$244.35	$342.36	$266.58
Nitrogen solutions/Nitric acid/Ammonium nitrate	$184.79	$149.41	$191.28	$177.31

Manufactured Product	$256.82	$208.85	$271.40	$242.94

Fertilizer average price per MT	$314.59	$204.98	$310.29	$248.04
Industrial/Feed average price per MT	$264.43	$225.90	$280.31	$261.10

	$281.10	$219.18	$290.94	$256.96

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	540	509	1,548	1,493
P2O5 Operating Rate	95%	90%	90%	88%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	252	232	687	620
Fertilizer — Solid phosphates	416	428	1,193	1,190
Feed	185	222	596	583
Industrial	183	156	541	485

Manufactured Product	1,036	1,038	3,017	2,878

Phosphate Net Sales
(US $ millions)
Sales	$431.6	$326.6	$1,147.9	$920.4
Less: Freight	26.9	22.6	79.8	63.3
Transportation and distribution	9.4	13.7	24.6	35.4

Net Sales	$395.3	$290.3	$1,043.5	$821.7

Manufactured Product
Fertilizer — Liquid phosphates	$79.2	$52.5	$189.0	$139.0
Fertilizer — Solid phosphates	167.0	101.2	424.5	288.1
Feed	65.1	66.5	191.2	178.4
Industrial	71.4	58.2	203.3	180.1
Other miscellaneous and purchased product	12.6	11.9	35.5	36.1

Net Sales	$395.3	$290.3	$1,043.5	$821.7

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$315.35	$226.34	$275.28	$224.27
Fertilizer — Solid phosphates	$400.78	$235.90	$355.80	$242.03
Feed	$351.40	$298.99	$320.48	$306.27
Industrial	$391.78	$374.46	$375.98	$371.30

Manufactured Product	$369.63	$268.02	$334.11	$272.99

Exchange Rate (Cdn$/US$)

	2007	2006

December 31		1.1653
September 30	0.9963	1.1153
Third-quarter average conversion rate	1.0579	1.1204

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A. EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Net income	$243.1	$145.2	$726.8	$445.8
Income taxes	150.4	52.8	351.0	95.1
Interest expense	12.7	25.2	59.0	69.1
Depreciation and amortization	69.5	62.2	216.3	181.4

EBITDA	$475.7	$285.4	$1,353.1	$791.4

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B. CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Cash flow prior to working capital changes [1]	$336.7	$228.8	$1,093.4	$675.2

Changes in non-cash operating working capital
Accounts receivable	(100.2)	(52.6)	(139.9)	(1.1)
Inventories	35.5	23.3	51.6	21.8
Prepaid expenses and other current assets	0.8	10.4	1.3	(23.3)
Accounts payable and accrued charges	38.8	15.0	150.9	(319.0)

Changes in non-cash operating working capital	(25.1)	(3.9)	63.9	(321.6)

Cash provided by operating activities	$311.6	$224.9	$1,157.3	$353.6

Free cash flow [2]	$169.7	$94.3	$690.9	$162.6
Additions to property, plant and equipment	145.1	133.8	381.6	384.9
Purchase of long-term investments	21.0	—	30.7	130.0
Other assets and intangible assets	0.9	0.7	(9.8)	(2.3)
Changes in non-cash operating working capital	(25.1)	(3.9)	63.9	(321.6)

Cash provided by operating activities	$311.6	$224.9	$1,157.3	$353.6

[1]	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

[2]	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, purchases of long-term investments, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.